CERTIFICATE OF TRUST

                                       OF

                      FRANKLIN STRATEGIC MORTGAGE PORTFOLIO

                            a Delaware Business Trust



            THIS Certificate of Trust of the FRANKLIN STRATEGIC MORTGAGE PORTFOLIO (the "Trust"), dated as of this 23rd day of September, 1992, is being duly executed and filed, in order to form a business trust pursuant to the Delaware Business Trust Act (the "Act"), Del. Code Ann. tit. 12, ss.ss.3801-3819.

            1.    NAME.   The name of the business trust formed hereby is
"Franklin Strategic Mortgage Portfolio."

            2. REGISTERED OFFICE AND REGISTERED AGENT. The Trust will become, prior to the issuance of beneficial interests, a registered investment company under the Investment Company Act of 1940, as amended. Therefore, in accordance with section 3807(b) of the Act, the Trust has and shall maintain in the State of Delaware a registered office and a registered agent for service of process.

                  (A)   REGISTERED OFFICE.      The registered office of the
            Trust in Delaware is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

                  (B) REGISTERED AGENT. The registered agent for service of process on the Trust in Delaware is The Corporation Trust Company.

            3. LIMITATION ON LIABILITY. Pursuant to section 3804 of the Act, in the event that the Trust's governing instrument, as defined in section 3801(f) of the Act, creates one or more series as provided in section 3806(b)(2) of the Act, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular series of the Trust shall be enforceable against the assets of such series only, and not against the assets of the Trust generally.


            IN WITNESS WHEREOF, the Trustees named below do hereby execute this Certificate of Trust as of the date first-above written.



/s/ Franklin H. Abbott, III         /s/ Charles B. Johnson
Frank H. Abbott, III                Charles B. Johnson
1045 Sansome Street                 777 Mariners Island Blvd.
San Francisco, CA  94111            San Mateo, CA  94404



/s/ Harris J. Ashton                /s/ Rupert H. Johnson, Jr.
Harris J. Ashton                    Rupert H. Johnson, Jr.
Metro Center, One Station Place     777 Mariners Island Blvd.
Stamford, CT  06904                 San Mateo, CA  94404



/s/ S. Joseph Fortunato             /s/ David W. Garbellano
S. Joseph Fortunato                 David W. Garbellano
Park Avenue at Morris County        111 New Montgomery St. #402
P.O. Box 1945                       San Francisco, CA  94105
Morristown, NJ  07962-1945



/s/ Frank W. T. LaHaye              /s/ Henry L. Jamieson
Frank W. T. LaHaye                  Henry L. Jamieson
20833 Stevens Creek Blvd.           777 Mariners Island Blvd.
Suite 102                           San Mateo, CA  94404
Cupertino, CA  95014